Exhibit 10.2

SIDE LETTER

This letter confirms the understanding and agreement (the “Agreement”) made as of October 29, 2024, by and between EZGO Technologies Ltd., a British Virgin Islands business company (the “Company”), and the signatory hereto (the “Warrant Holder”). The Warrant Holder and the Company will be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Warrant Holder and the Company are parties to that certain Securities Purchase Agreement, dated September 11, 2023 (the “SPA”), previously entered into by and among the Company and certain other parties listed on the signature pages thereto;

WHEREAS, pursuant to the terms of the SPA, on September 13, 2023, the Company issued to Warrant Holder certain warrant evidencing the right to purchase ordinary shares of the Company (“Ordinary Shares”), a copy of which is attached hereto as Exhibit A (the “Exchange Warrant”);

WHEREAS, on the date hereof, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with the Warrant Holder and certain other parties listed on the signature pages thereto, pursuant to which the Parties have agreed to amend the Exchange Warrant, effective as of the date hereof (the “Effective Date”), on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement and the Settlement Agreement, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound, it is hereby agreed as follows. All capitalized terms used but not defined herein shall have the meaning ascribed to them in (i) the Exchange Warrant and (ii) if not defined in the Exchange Warrant, the SPA.

1. Recitals. The Parties agree that the above Recitals are true and correct in all respects.

2. Amendments to the Exchange Warrant. The Parties agree and acknowledge that the “Warrant Shares” shall be reduced to [●]1, and the “Termination Date” of the Exchange Warrant shall be the later of (A) 6:00 PM (New York time) on January 28, 2025 and (B) the Trading Day immediately following such time as the total aggregate trading volume of the Ordinary Shares on the principal Trading Market, as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), beginning on the Trading Day immediately following the Effective Date exceeds 15,000,000 shares (as such number may be adjusted for stock splits, stock dividends, etc.). For avoidance of doubt, the Exchange Warrant shall cease to be exercisable and any right to exercise shall terminate and become void after the Termination Date. For the avoidance of doubt, the Company hereby acknowledges and agrees that this Warrant may be exercised by the Holder via one or more “alternative cashless exercises”.

2.1	The following definitions shall be removed in their entirety from Section 1 of the Exchange Warrant: “Board of Directors” and “Business Day”.

2.2	The following definition from Section 1 of the Exchange Warrant shall be removed and replaced with the following:

“Ordinary Shares” means the ordinary shares of the Company, $0.04 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

[1]	To insert pro rata portion of 3,000,000 Warrant Shares allocated to the Holder.

2.3	Section 2(d)(i) of the Exchange Warrant shall be amended and restated to read in full as follows:

i. Delivery of Warrant Shares upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to Holder or (B) this Warrant is being exercised via cashless exercise (which for all purposes under this Warrant shall include an alternative cashless exercise), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder, or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) one (1) Trading Day after the delivery to the Company of the Notice of Exercise together with delivery of the aggregate Exercise Price to the Company (other than in the case of a cashless exercise) and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. Notwithstanding anything herein to the contrary, upon delivery of the Notice of Exercise, the Holder shall be deemed for purposes of Regulation SHO under the Exchange Act to have become the holder of the Warrant Shares irrespective of the date of delivery of the Warrant Shares. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by one (1) Trading Day after the Warrant Share Delivery Date, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company on or prior to the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Ordinary Shares on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. For avoidance of doubt, the Company shall not be deemed to be in violation of the Settlement Agreement and this Section 2(d)(i), provided, that the Warrant Shares are delivered to the Holder no later than one (1) Trading Day after the Warrant Share Delivery Date. The Company agrees to maintain a Transfer Agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise.

2.4	Section 2(d)(vii) of the Exchange Warrant shall be amended and restated to read in full as follows:

vii. Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

2.5	Section 3(b) and Section 3(c) of the Exchange Warrant shall be amended and restated to read in full as follows, respectively:

[Intentionally Omitted].

2.6	Section 3(f) of the Exchange Warrant shall be amended and restated to read in full as follows:

f) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions other than to an Affiliate of the Company, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer by the Company (or that is approved or recommended by the Company) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding Ordinary Shares or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall use reasonable best efforts to cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant that is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares prior to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 3(f) regardless of (i) whether the Company has sufficient authorized Ordinary Shares for the issuance of Warrant Shares and/or (ii) whether a Fundamental Transaction occurs prior to the Initial Exercise Date.

2.7	Section 3(i) of the Exchange Warrant shall be removed in its entirety.

2.8	Section 4(a) of the Exchange Warrant shall be amended and restated to read in full as follows:

a) Transferability. This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto as Exhibit B duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

2.9	Section 5(c) of the Exchange Warrant shall be amended and restated to read in full as follows:

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

2.10	The first paragraph of Section 5(d) of the Exchange Warrant shall be amended and restated to read in full as follows:

The Company covenants that, during the period the Warrant is outstanding, it will have authorized and unissued Ordinary Shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable (which means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

2.11	Section 5(e) of the Exchange Warrant shall be amended and restated to read in full as follows:

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New York County, and each party hereby irrevocably submits to the exclusive jurisdiction of such courts. and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served. In addition to the foregoing, Section 11 of the Settlement Agreement is incorporated by reference herein. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Notwithstanding the foregoing, nothing in this paragraph shall limit or restrict the federal district court in which a Holder may bring a claim under the federal securities laws.

2.12	Section 5(f) of the Exchange Warrant shall be amended and restated to read in full as follows:

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

2.13	Section 5(h) of the Exchange Warrant shall be amended and restated to read in full as follows:

h) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and Education Town, Wujin District, Changzhou City Jiangsu, China 213164 Attention: Jianhui Ye, Chief Executive Officer, email address: yejianhui@ez-go.com.cn; Jingyan Wu, Chief Financial Officer, email address: wujingyan@ez-go.com.cn; Zebin Zhao, Chief Operating Officer, email address: zhaozebin@ez-go.com.cn; and email address: ir@ez-go.com.cn, or such other email address or address as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report of Foreign Private Issuer on Form 6-K.

3. Representations and Warranties.

a. By Warrant Holder. The Warrant Holder hereby warrants and represents to the Company that (i) the execution, delivery and performance of this Agreement by the Warrant Holder has been duly and validly authorized by all necessary corporate action on the part of the Warrant Holder, and no other corporate action on the part of the Warrant Holder, its governing body or its equity holders is necessary to authorize the execution, delivery and performance by the Warrant Holder of this Agreement; (ii) this Agreement has been duly executed and delivered by the Warrant Holder and, assuming the due execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Warrant Holder, enforceable against the Warrant Holder in accordance with its terms; and (iii) the Warrant Holder is the sole owner and beneficiary of the Exchange Warrant, free and clear of any liens or other encumbrances, rights or interests, and the Warrant Holder has not transferred, sold or otherwise assigned any of the Exchange Warrant or any of the rights of the Warrant Holder under the Exchange Warrant that were issued to it under the SPA.

b. By Company. The Company hereby warrants and represents to the Warrant Holder that (i) the execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of Company, its governing body or its equity holders is necessary to authorize the execution, delivery and performance by the Company of this Agreement; and (ii) this Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the Warrant Holder, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. Entire Agreement. This Agreement, the Settlement Agreement and the Exchange Warrant (as amended by this Agreement) contain and comprise the entire agreement and understanding between the Parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any Party to execute this Agreement or the Settlement Agreement, and that all agreements and understandings between the Parties are embodied and expressed herein and in the Settlement Agreement.

5. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.

6. Successors and Assigns. A Party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party.

7.  Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement will not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, will incorporate such substitute provision in this Agreement.

8.  Third-Party Beneficiaries. No provision of this Agreement is intended to, and no provision of this Agreement shall, confer upon any party other than the Parties (and their successors and assigns, if any) any rights or remedies under this Agreement.

9.  Binding Effect. This Agreement shall inure to the benefit of the Parties and their current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors and shall be binding upon each of the Parties and their permitted assigns, successors, heirs, and representatives.

10.  Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York, without regard to choice-of-law principles. Any suit, action, or proceeding between the Parties arising out of or related to this Agreement must be brought exclusively in the federal or state courts located in New York County, New York, and the Parties each hereby submit to the personal jurisdiction thereof and agree to such courts as the appropriate venue, and expressly waive any objection to such jurisdiction or venue based on the doctrine of forum non conveniens. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding to enforce this Agreement in the manner set forth in Section 11 of the Settlement Agreement. In the event of any suit to enforce this Agreement, the prevailing shall be entitled to recover its reasonable attorney’s fees and expenses.

11.  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

12.  Construction. The Parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

13.  Electronic exchange of documents. In relation to the electronic exchange of documents (a) the Parties may exchange executed counterparts of this Agreement, or any other document required to be executed under this Agreement, by delivery from one party to the other party by emailing a pdf (portable document format) copy of the executed counterpart to that other party (“Electronic Delivery”), and (b) Electronic Delivery of an executed counterpart will be deemed effective delivery of the original executed counterpart, from the date and time of receipt by the other party.

14. Expenses. Each Party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.

15. No Merger. The warranties, undertakings and indemnities in this Agreement do not merge at the Effective Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed this Agreement as of the date first set forth above.

WARRANT HOLDER:

[____________]

	By:	[____]
Title of Authorized Signatory:

COMPANY:
EZGO TECHNOLOGIES LTD.

	By:	Jianhui Ye
Title of Authorized Signatory: Chief Executive Officer

[Signature Page to Side Letter]

EXHIBIT A

EXCHANGE WARRANT TO PURCHASE ORDINARY SHARES

[see attached]